Exhibit (d)(1)(ii)

September 30, 2011

ING Investments, LLC

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

Dear Mr. Modic:

Pursuant to the Second Amended and Restated Investment Management Agreement dated February 1, 2005, as amended, between ING Equity Trust and ING Investments, LLC (the “Agreement”) we hereby notify you of our intention to retain you as Manager to render investment advisory services to ING Mid Cap Value Fund (“Mid Cap Value Fund”), a newly established series of ING Equity Trust, effective on September 30, 2011, upon all of the terms and conditions set forth in the Agreement. Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding Mid Cap Value Fund to the
Amended Schedule A of the Agreement. The Amended Schedule A, with the annual investment management fee indicated for Mid Cap Value Fund, is attached hereto.

Please signify your acceptance to act as Manager for Mid Cap Value Fund under the Agreement by signing below where indicated.

Very sincerely,

By:	/s/ Kimberly A. Anderson
Name:	Kimberly A. Anderson
Title:	Senior Vice President ING Equity Trust

ACCEPTED AND AGREED TO:
ING Investments, LLC

By:	/s/ Todd Modic
Name:	Todd Modic
Title:	Senior Vice President ING Equity Trust

7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2700 www.ingfunds.com	ING Equity Trust

AMENDED SCHEDULE A

with respect to the

SECOND AMENDED AND RESTATED

INVESTMENT MANAGEMENT AGREEMENT

between

ING EQUITY TRUST

and

ING INVESTMENTS, LLC

Annual Investment Management Fee
Series	(as a percentage of average daily net assets)

ING Equity Dividend Fund	0.65% on all assets

ING MidCap Opportunities Fund	0.75%

ING MidCap Value Fund	0.70%

ING Real Estate Fund	0.70%

ING SmallCap Opportunities Fund	0.90% on the first $250 million of assets 0.80% on the next $250 million of assets 0.75% in excess of $500 million

ING Value Choice Fund	0.90%

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